1.0CODE OF ETHICS

The success of OFI as a provider of advisory services depends upon OFI’s reputation for excellence and integrity in the investment marketplace. All officers and employees of OFI must therefore act in accordance with the highest ethical standards.

In order to ensure that OFI’s officers and employees comply with their fiduciary duties and other standards imposed by federal or state securities law upon their personal investment activities, OFI has adopted this Code of Ethics (the “Code”). The Code includes specific provisions with which all officers, employees, and "Access Persons" (defined below) must comply. Compliance with these technical provisions alone will not be sufficient to insulate from scrutiny or behavior which shows a pattern of abuse of an individual’s responsibilities. As such, all officers and employees are expected to abide by the spirit of this Code and the principles articulated herein.

1.1Definitions

For purposes of this policy, the following definitions shall apply:
"Access Persons" are all employees (whether W-2 or 1099), directors, officers, partners or members of OFI, as the case may be, who (i) have access to nonpublic information regarding Advisory Client purchases or sales of securities; (ii) are involved in making securities recommendations to Advisory Clients; (iii) have access to nonpublic recommendations or portfolio holdings of Advisory Clients; (iv) all of OFI’s directors, officers, members and advisory representatives. Client services personnel who regularly communicate with Advisory Clients may also be deemed to be Access Persons.

"Advisory Client" is any person or entity for which OFI serves as an investment adviser for, renders investment advice to or makes investment decisions for.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an RIA, or other person who provides investment advice on behalf of the RIA and is subject to the supervision and control of the RIA.

“Recommendation” broadly includes any communication that, based on its content, context and presentation, would be reasonably viewed as a suggestion that the advice recipient engage in or refrain from taking a particular course of action.

“Affiliated person” of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

1.2Fiduciary Responsibilities

As a fiduciary under the Adviser’s Act, OFI recognizes:
•It has an affirmative duty of utmost good faith to act solely in the best interests of the Advisory Client and to make full and fair disclosure of all material facts, particularly where interests may conflict with the Advisory Clients;

•The duty to render disinterested and impartial advice;
•The duty to make suitable recommendations to Advisory Clients in light of their needs, financial circumstances and investment objectives;
•The duty to exercise a high degree of care to ensure that adequate and accurate representations and other information about securities is presented to Advisory Clients; and
•The duty to have an adequate basis in fact for OFI’s recommendations, representations, and projections.

1.3Fiduciary Guidelines & Restrictions

OFI has established the following guidelines in order to ensure its fiduciary responsibilities:
•All Supervised Persons must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.
•Firm emphasis on the unrestricted right of the Advisory Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. OFI’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Advisory Client.
•Access Persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry. No Supervised Person of OFI shall prefer their own interest to that of the Advisory Client.
•OFI or its Access Persons may buy or sell for their personal accounts investment products identical to those recommended to Advisory Clients. In accordance with standard “front running” guidelines, no Supervised Person may enter an order to purchase or sell any security prior to a transaction of the same security being implemented for an Advisory Client on the same day. OFI’s CCO will review and may approve exceptions on a case by case basis if it is determined that the trading activity does not violate OFI’s fiduciary duty. Instances in which exemptions may be granted may include (but are not limited to):
oA Supervised Person executes a transaction before an Advisory Client solicits a trade in the same security;
oA Supervised Person participates in a block trade with Advisory Clients; or
oA Supervised Person without access to a portfolio manager’s trading activity executes a transaction in the same security as the portfolio manager’s Advisory Clients.
•OFI and its Supervised Persons generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from the CCO.
•Records will be maintained of all securities bought or sold by OFI, Access Persons of OFI, and related entities. The CCO will review these records on a regular basis.
•Any individual not in observance of the above may be subject to termination.

1.4Monitoring and Reporting of Conflicts of Interest

All Affiliated Parties are required to actively monitor their relationship with OFI and any other outside parties for material conflicts of interest that would hinder their ability to exercise their duties without conflict. OFI recognizes that various arrangements and relationships may create conflicts of interests and that preventing all conflicts of interest would hinder affiliated parties from performing their duties. As such, while it is not prohibited for Affiliated Parties to have certain conflicts of interest while acting for or on behalf of OFI, Affiliated Parties have a responsibility to disclose all material information and relationships that could create a conflict of interest between OFI, the Affiliated Parties and OFI’s clients. Furthermore, Affiliated Persons should monitor their relationships and their duties for potential new conflicts of interest and disclose such conflicts within 30 days of being uncovered to OFI’s CCO. OFI’s CCO will then assess whether these conflicts of interest can be mitigated to ensure that the Affiliated Parties and OFI continue to act according to their Fiduciary duty.

1.5Other Legal & Regulatory Matters
A.Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with OFI that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person's securities holdings to the CCO. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, a list of all personal transactions in Reportable Securities.

Exceptions to the Code will rarely, if ever, be granted. The CCO, however, may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

B.Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients, except to persons whose responsibilities require knowledge of the information or upon the approval of the Advisory Client.

C.Gifts. A record of all gifts given and received shall be maintained by the CCO. This record should consist of the following: date, whether received or given, Advisory Client/customer name, type of gift, name of associated Supervised Person, and approximate value of gift.
1.     Accepting Gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances. Access Persons may be offered or may receive, without notice, gifts from Advisory Clients, brokers, vendors or other persons. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $1,000 in any twelve-month period), customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gift(s) must be declined and returned in order to protect the reputation and integrity of the firm.

2.     Giving Gifts. Access Persons may not give any gift with a value in excess of $1,000 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the firm.
D.Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or OFI. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

E.Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to the CCO the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The CCO will then determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

F.Reporting, Review & Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall maintain (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, and (iii) copies of all Access Persons' written acknowledgement of receipt of the Code.

G.Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, OFI may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. OFI may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by OFI or the CCO in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

H.Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1,000,000 in monetary sanctions. More information regarding eligibility and how to report anonymously can be found via the following link: www.sec.gov/whistleblower. A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment. It is further OFI’s policy that any misconduct by any firm owner, management personnel or Supervised Person (exempt or non-exempt) shall be reported to the CCO. If the misconduct being reported is regarding the CCO, reports shall be made to other owners, management personnel or applicable regulators. If reported to an owner or management personnel, OFI will protect the reporting person’s identity and will not cause or threaten retaliation of any sort in connection with these reports. Reports may be filed online or via Form TCR (Tip, Complaint or Referral) available at the above link.

I.Identity Theft Prevention Program. OFI has adopted the Identity Theft Prevention Program (“ITPP”), as required by the Commodity Futures Trading Commission and the SEC under Part 162 of the Commodity Exchange Act and Part 248 of the Securities Exchange Act of 1934. The ITPP is intended to require certain regulated entities to establish programs that will address the risks of identity theft. It also requires that financial institutions and creditors develop and implement a written program designed to detect identity theft red flags, prevent identity theft red flags, and mitigate identity theft in connection with existing accounts and the opening of new accounts. For more information on OFI’s procedures on how to detect, prevent, and mitigate identity theft, please refer to OFI’s ITPP policy supplement. If you have any questions regarding the ITPP policy, please direct them to the CCO.

Appendices to the Code. The Code shall be supplemented by the WSPs in its entirety, specifically including, without limitation, those dealing with:
•Trading;
•Principal & Agency Cross Transactions;
•Insider Trading;
•Personal Securities Transactions.

1.0SUPERVISED PERSONS

Investment Advisers Act Rule 206(4)-7(a) and section 202(a) (25) of the Investment Advisers Act collectively define “Supervised Persons” as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. A list of OFI’s Supervised Persons is kept as part of OFI’s Organizational Chart.

1.1Investment Advisory Representatives

IARs of OFI may do some or all of the following:
•Make recommendations regarding securities;
•Manage Advisory Client accounts or portfolios;
•Determine what advice should be given;
•Solicit the sale of or sells investment advisory services; or
•Supervise employees who perform any of the foregoing.

Administrative (non-investment advisory representatives) personnel may not perform any of the aforementioned activities.

To qualify as an IAR, at the time registration is applied for, it is necessary for the individual to hold an active:
•Series 65 Exam;
•Series 7 AND Series 66 Exam; or
•Professional Designation: Certified Financial Planner (CFP®), Chartered Financial Analyst (CFA), Chartered Financial Consultant (ChFC), Chartered Investment Consultant (CIC) or Personal Financial Specialist (PFS).

OFI shall not permit a disqualified person to become associated with the firm without the appropriate consent of the States in which the firm is registered. No firm IAR shall solicit potential business from a prospective Advisory Client nor render any advice unless registered in the Advisory Client or prospective Advisory Client’s state of residence, unless exempt from registration. Questions regarding registration requirements should be directed to the CCO.

1.2Unregistered Supervised Persons

The CCO will monitor the activities of unregistered Supervised Persons. Unregistered Supervised Persons may not conduct any business discussed in Item 3.1 above without proper licensure. Unregistered Supervised Persons are authorized to only participate in the following:
•Clerical or administrative matters concerning Advisory Client accounts;
•Generally discuss the services offered by OFI;
•Refer Advisory Clients to a OFI IAR for more specific information concerning their account(s); and/or
•Provide prospective Advisory Clients with OFI approved marketing brochure or materials.

1.3Employee Onboarding

Prior to hiring an employee, OFI will review the SEC’s Investment Adviser Public Disclosure website and FINRA’s BrokerCheck to confirm whether the individual has been the subject of any reported disciplinary events. Individuals with a disciplinary history will be evaluated to determine whether they would pose a risk to OFI. Depending on the severity of the individual’s disciplinary history, the individual may be placed under heightened supervision or disqualified from consideration for the position.

Individuals who will be registered as IARs will be required to complete and attest to a biographical template, which will be used to draft their Form U4 and Brochure Supplement. OFI may conduct a background check or take additional action to thoroughly verify the accuracy of self-reported information provided by the individual. All reportable disciplinary events, additional compensation arrangements, and other conflicts of interests will be fully and accurately disclosed in the applicable sections of the Form ADV and Form U4. If an individual is considering soliciting clients from their previous employer, the individual’s employment contract will be reviewed for any restrictive non-solicitation or non-compete clauses.

1.4Outside Business Activity (“OBA”)

Supervised Persons may have other business interests and may participate in other investments or activities in addition to those relating to OFI. All OBAs, whether paid or unpaid, must be reported to the CCO within 10 days of becoming a Supervised Person, upon changes to the Supervised Person’s role with the OBA and/or annually. The CCO will assess any conflicts of interest that may arise from such outside business activity. If the CCO approves the outside business, the CCO is responsible for any proper disclosures required.

IARs are required to disclose any business in which they are engaged as a proprietor, partner, officer, director, employee, trustee, agent or otherwise in their Form U4, except for non-investment-related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt. IARs are required to disclose any business that is investment-related or accounts for more than 10% of their time or income in their Brochure Supplement.